Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

February 5, 2018

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented Kirby Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to, among other things, the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of debt securities of the Company (the “Debt Securities”).

The Debt Securities will be issued from time to time under an indenture (the “Indenture”), the form of which has been filed as an exhibit to the Registration Statement, to be entered into between the Company and a trustee to be named therein (the “Trustee”). The Company’s board of directors has taken and will take from time to time corporate action relating to the issuance of the Debt Securities (the “Corporate Proceedings”). Certain terms of the Debt Securities may be established by certain officers of the Company who will be authorized by the Corporate Proceedings.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion expressed herein, we have examined the Registration Statement, the form of Indenture and the corporate records of the Company, including its bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America,
 Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Kirby Corporation
February 5, 2018

As to all parties, we have assumed the due authorization, execution and delivery of all documents, and as to all parties other than the Company, we have assumed the validity and enforceability of all documents against all parties thereto in accordance with their respective terms.

We have also assumed that (i) the Registration Statement has become, and remains, effective under the Act, (ii) a prospectus supplement, pricing supplement and/or term sheet will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (iii) all Debt Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, pricing supplement and/or term sheet; (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (v) the Debt Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the prospectus supplement(s), pricing supplement(s) or term sheet(s) referred to therein; (vi) the Company will authorize the offering and issuance of the Debt Securities and the terms and conditions thereof and will take any other appropriate additional corporate action; and (vii) the terms of the Debt Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and such terms will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, the Indenture constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(ii) assuming that the Indenture been duly authorized, executed and delivered by the Company and the Trustee, and assuming that the Debt Securities have been duly authorized, executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture.

Kirby Corporation
February 5, 2018

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of Nevada, we understand that you are relying upon the opinion, dated the date hereof, of Fennemore Craig, P.C., special counsel for the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Fennemore Craig, P.C.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Debt Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP